Exhibit 23



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Whitman Corporation:

     We consent to incorporation by reference in Registration Statement Nos. 333-76549 and 333-79095 on Forms S-8 of Whitman Corporation of our report dated February 1, 2000, relating to the consolidated balance sheets of Whitman Corporation and subsidiaries as of the end of fiscal years 1999 and 1998 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years 1999, 1998 and 1997 which report appears in this annual report on Form 10-K.


/s/ KPMG LLP


Chicago, Illinois
March 15, 2000